Exhibit 23.2

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 275
DALLAS, TEXAS 75230 - 5805
972.788.1110   FAX 972.991.3160
Email: forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Forrest A. Garb & Associates, Inc., hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-166257, 333-179220, and 333-195959) and Form S-3 (File Nos. 333-164099, 333-173825, 333-179980 and 333-188663) of Lucas Energy, Inc. of all references to our firm and information from our summary reserve report letter dated June 2, 2014, entitled “Estimated Reserves And Future Net Revenue As Of March 31, 2014 Attributable To Interests Owned By Lucas Energy Inc. In Certain Properties Located In Texas (SEC Report)”, included in or made a part of the Lucas Energy, Inc. Annual Report on Form 10-K for the year ended March 31, 2014 (including the notes to the financial statements included therein), to be filed with the Securities and Exchange Commission on or about June 27, 2014, and our report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

/ s / Forrest A. Garb & Associates, Inc. Forrest A. Garb & Associates, Inc. Texas Registered Engineering Firm F-629 Dallas, Texas June 27, 2014